EXHIBIT 10.50

CORNING INCORPORATED

NON-QUALIFIED STOCK OPTION AGREEMENT

(Terms and Conditions)

The following section summarizes the principal provisions of the 2005 Equity Participation Program as amended (the “Plan”). The terms of the Plan govern the administration of all non-qualified stock options (an “Option”) and other equity grants made by Corning Incorporated (the “Corporation”). A copy of the Plan can be obtained from the Corporation’s Secretary, One Riverfront Plaza, Corning, New York 14831-0001. If there is a discrepancy between this summary and the Plan, the terms of the Plan will govern.

1.	Award of Option. An Option award is evidenced by a written statement provided by the Corporation to an Option recipient (the “Optionee”). The statement will include the date of the Option grant (the “Option Grant Date”), the number of shares covered by the Option grant, the Option vesting dates, the Option exercise price, and the expiration date of the Option (the “Final Expiration Date”).

2.	Exercise of Option. An Option can be exercised on or after the date the Option (or a portion of the Option) becomes vested. For the specific vesting dates applicable to your Option grant, you can check the statement provided to you by the Company. No Option, however, can be exercised before it is vested or after its Final Expiration Date. For purposes of clarity, the Final Exercise Time could be sooner than the Final Expiration Date. The Final Exercise Time is 4:00 PM Eastern Time on the Final Expiration Date if that date is a trading date when the New York Stock Exchange is open (“Trading Date”). If the Final Expiration date is not a Trading Date, then the Final Exercise Time is 4:00 PM Eastern Time on the last preceding Trading Date prior to the Final Expiration Date.

3.	Non-Transferability. An Option is not transferable other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee.

4.	Exercise for Cash or Stock. The purchase price of shares purchased through an Option exercise is payable in full with, or in a combination of, (a) cash, or (b) shares of Corning Common Stock owned by the Optionee duly endorsed or accompanied by stock powers executed in blank. If payment is made in whole or in part with shares of Corning Common Stock, the value of such Common Stock is calculated as the closing price of Corning Common Stock on the New York Stock Exchange on the day of purchase.

5.	Exercise After Termination of Employment, Death, Disability or Change in Control. The provisions covering the exercise of an Option following termination of employment, death, disability or change in control are as follows:

(a)	Retirement — If the Optionee’s employment shall terminate on account of retirement from the Corporation at or after age 55, or under a written Corporation approved special early retirement program, the Option award will be prorated (based on number of months from Option Grant Date to retirement date divided by 12) and such prorated Options will continue to vest on the normal vesting schedule following the Option Grant Date and be exercised for the remaining life of such option.

(b)	Involuntary Termination — If the Optionee’s employment shall be involuntarily terminated for any reason not otherwise separately addressed below, all vested Options: (i) may be exercised for ninety (90) days following such termination, or (ii) until the Final Expiration Date if sooner, to the extent such Options are exercisable at the date of such termination. All unvested Options on the date of termination are forfeited.

(c)	Disability — If the Optionee’s employment shall terminate as a result of a total and permanent disability (as that term is defined in the Corporation’s long-term disability plan(s)), an Option may continue to vest and be exercised during the remaining life of the option.

(d)	Divestiture, etc. — If the Optionee’s employment is terminated due to a Corporation approved reduction in force program or divestiture or discontinuance of certain of the Corporation’s operations, an Option may continue to vest and be exercised for three (3) years after termination of employment or until the Final Expiration Date if sooner.

(e)	Voluntary Termination, Termination for Cause, Dereliction of Duties or Harmful Acts — If the Optionee voluntarily leaves the employ of the Corporation other than for Retirement as described in subsection (a), an Option shall terminate and be of no further force or effect. If the Optionee shall cause the Corporation to suffer financial harm or damage to its reputation (either before or after termination of employment) through (i) dishonesty, (ii) material violation of the Corporation’s standards of ethics or conduct, or (iii) material deviation from the duties owed the Corporation by the Optionee, an Option shall terminate and be of no further force or effect.

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(f)	Rehire — In the event that the Optionee shall be rehired with the Corporation, within thirty (30) days of any of the termination events described in (a) through (d) above, then the Optionee’s employment history record will reflect as though no termination occurred, and any effect on the Optionee’s stock options caused by the termination event shall be reversed.

(g)	Death — If the Optionee shall die while employed, or while retired as described in subsection (a), or while disabled as described in subsection (c), an Option may continue to vest and be exercised by the Optionee’s duly appointed legal representative during the remaining life of the option.

(h)	Transfers — If the Optionee shall be transferred from the Corporation to a subsidiary company (being a 50% owned entity within the meaning of Section 424(f) of the Code), or vice versa or from one subsidiary company to another, the Optionee’s employment shall not be deemed to have terminated. An Option shall be treated in accordance with the rules in subsection (e) if, while the Optionee is employed by a subsidiary company, such company shall cease to be a subsidiary company and the Optionee is not thereupon transferred to and employed by the Corporation or another subsidiary company.

(i)	Change of Control — In the event of a “change of control”, the provisions of Section 2 above shall not be applicable and an Option shall become fully exercisable.

For purposes of this Agreement, the term “change of control” shall mean and shall be deemed to occur if and when:

(i)	an offerer (other than the Corporation) purchases shares of Corning Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of the Corporation’s securities representing 50% or more of the combined voting power of Corporation’s then outstanding securities;

(iii)	the membership of the Corporation’s Board of Directors changes as the result of a contested election or elections, such that a majority of the individuals who are Directors at any particular time were initially placed on the Board of Directors as a result of such a contested election or elections occurring within the previous two years; or

(iv)	The consummation of a merger in which the Corporation is not the surviving corporation, consolidation, sale or disposition of all or substantially all of the Corporation’s assets or a plan of partial or complete liquidation approved by the Corporation’s shareholders.

6.	Exercise Procedures. An Option may be exercised in accordance with the procedures specified by the Corporation from time to time.

7.	Discretionary Nature and Acceptance of Award. By accepting this Award, you agree to be bound by the terms of this Agreement and acknowledge that:

(a)	The Corporation (and not your local employer) is granting your stock options. Furthermore, this agreement is not derived from any preexisting labor relationship between you and the Corporation, but rather from a mercantile relationship.

(b)	The Corporation will administer the Plan from outside your country of residence and that United States law will govern all stock options granted under the Plan.

(c)	That benefits and rights provided under the Plan are wholly discretionary and, although provided by the Corporation, do not constitute regular or periodic payments.

(d)	The benefits and rights provided under the Plan are not to be considered part of your salary or compensation under your employment with your local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. You waive any and all rights to compensation or damages as a result of the termination of employment with your local employer for any reason whatsoever insofar as those rights result, or may result, from the loss or diminution in value of such rights under the Plan or your ceasing to have any rights under, or ceasing to be entitled to any rights under, the Plan as a result of such termination.

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(e)	The grant of stock options hereunder, and any future grant of stock options under the Plan, is entirely voluntary, and at the complete discretion of the Corporation. Neither the grant of the stock options nor any future grant of any stock options by the Corporation shall be deemed to create any obligation to grant any further stock options, whether or not such a reservation is explicitly stated at the time of such a grant. The Corporation has the right, at any time and/or on an annual basis, to amend, suspend or terminate the Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect your rights hereunder.

(f)	The Plan shall not be deemed to constitute, and shall not be construed by you to constitute, part of the terms and conditions of employment. The Corporation shall not incur any liability of any kind to you as a result of any change or amendment, or any cancellation, of the Plan at any time.

(g)	Participation in the Plan shall not be deemed to constitute, and shall not be deemed by you to constitute, an employment or labor relationship of any kind with the Corporation.

8.	Modification. Any modification of the terms of this agreement must be approved, and any dispute, disagreement or matter of interpretation which shall arise under this agreement, shall be finally determined by the Corporation’s Compensation Committee in its absolute discretion.

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